CENTURY ALUMINUM COMPANY

RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER
THE CENTURY ALUMINUM COMPANY 2025 INCENTIVE PLAN
This Restricted Stock Unit Award Agreement (this “Agreement”) is made as of [_______], (the “Award Date”), between Century Aluminum Company (the “Company”) and [_______] (“Participant”).
W I T N E S S E T H:
WHEREAS, the Company has adopted the Century Aluminum Company 2025 Incentive Plan (the “Plan”) that permits the grant of equity awards, including time-vesting Restricted Stock Units (“RSUs”), to eligible individuals in connection with the performance of services for the Company and its Subsidiaries; and
WHEREAS, the Company regards Participant as a valuable contributor to the Company, and has determined that it would be to the advantage and interest of the Company and its stockholders to award to Participant the RSUs provided for in this Agreement, subject to the terms and conditions of this Agreement and the Plan.
NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants herein contained, Participant and the Company hereby agree as follows:
1.Definitions. In addition to terms defined elsewhere in this Agreement and capitalized terms not defined herein but defined in the Plan, which shall control hereunder, the following terms shall have the following meanings:
(a)“Cause” shall mean:
(i)the Participant’s malfeasance or nonfeasance in the performance of the material duties or responsibilities of his or her position with the Company or any of its subsidiaries, or failure to timely carry out any material lawful and reasonable directive of the Company, in each case if not remedied within fifteen (15) days after receipt of written notice from the Company describing such malfeasance, nonfeasance or failure;
(ii)the Participant’s embezzlement or misappropriation of any material funds or property of the Company or any of its subsidiaries or of any material corporate opportunity of the Company or any of its subsidiaries;
(iii)the conduct by the Participant which is a material violation of any agreement between the Participant and the Company or any of its subsidiaries or affiliates in each case, that is not remedied within fifteen (15) days after receipt of written notice from the Company describing such conduct;
(iv)any material violation of any generally applicable written policy of the Company previously provided to the Participant, the terms of which provide that violation may be grounds for termination of employment in each case, that is not remedied within fifteen (15) days after receipt of written notice from the Company describing such conduct;

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(v)the commission by the Participant of an act of fraud or willful misconduct or Participant’s gross negligence, in each case that has caused or is reasonably expected to result in material injury to the Company or any of its subsidiaries; or
(vi)the Participant’s commission of any felony or of any misdemeanor involving moral turpitude.
Any termination for Cause of a Participant shall be effective upon receipt by the Participant of a notice in accordance stating in reasonable detail the facts and circumstances alleged to provide a basis for termination for Cause, provided, that, if provided for in a separate contract, communication or letter to a specific Participant, shall be effective only as and if the process in such separate contract, communication or letter is followed.
(b)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(c)“Disability” means a condition of Participant which, by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months: (a) makes Participant unable to engage in any substantial gainful activity; or (b) as a result of which Participant is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. If at any time a physician appointed by the Company or its agent or insurer, or the Social Security Administration, makes a determination with respect to Participant’s Disability, that determination shall be final, conclusive, and binding upon the Company, the Participant, and their successors in interest.
(d) “Good Reason” shall mean the occurrence of any one of the following without the Participant’s prior written consent:
i.a reduction in the Participant’s base salary, target annual cash incentive bonus or long-term incentive compensation opportunity (as determined by the Compensation Committee in good faith), except as part of a reduction of less than ten percent (10%) that is applicable to all of the Company’s senior executives; or
ii.a relocation of the offices at which the Participant is principally employed for a period of at least three months, which relocation increases the distance between the Participant’s residence and such offices by more than fifty (50) miles, excluding required and appropriate travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations prior to the Change in Control or substantially consistent with the customary travel obligations of a similarly situated officer of a similar sized company.
provided, however, that in either such case: (1) the Participant notifies the Company of the occurrence of Good Reason within sixty (60) days after the Participant becomes aware (or should have become aware) of the applicable facts and circumstances giving rise to the occurrence; (2) the Company shall have the right, within thirty (30) days after receipt of such written notice (which shall set forth in reasonable detail the specific conduct of Company that constitutes Good Reason, to cure the event or circumstances giving rise to such Good Reason and, in the event of the Company so cures, such event or circumstances shall not constitute Good Reason hereunder; and (3) if the Company fails to cure the event or circumstance giving rise to such Good Reason, the Participant resigns within thirty (30) days after the expiration of the

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thirty-day cure period. In any event, for a termination to be considered for Good Reason hereunder, the termination must occur no later than two years after the initial existence of the condition alleged to give rise to Good Reason. A Good Reason termination shall be treated as an involuntary separation from service for purposes of Code Section 409A.
(e)“Qualifying Termination” shall have the meaning set forth in the Plan as of the date hereof.
(f)“Retirement” shall mean termination of employment on or after the attainment of “normal retirement age” as defined under the Company’s Employees Retirement Plan as in effect on the Award Date.
2.Award of Time-vesting Share Units. The Company hereby awards to Participant [_______] RSUs (the “Awarded RSUs”) for the period extending from January 1, 20__, to December 31, 20__ (the “Plan Period”). Subject to the terms and conditions of this Agreement and the Plan, each Awarded RSU represents the right to receive one share of the Company’s common stock.
3.Vesting and Settlement; Change in Control; Termination of Employment.
(a)Vesting and Settlement. Except as provided in Sections 3(b)-(e) below, Awarded RSUs will vest in full on the last day of the Plan Period, and payment shall be made on or before March 30 in the calendar year that begins immediately after the end of the Plan Period.
(b)Termination of Employment. Termination of employment with the Company and its Subsidiaries prior to the end of the Plan Period for any reason other than death, Disability or Retirement or in connection with a Change in Control shall result in forfeiture of all Awarded RSUs.
(c)Termination Due to Death, Disability or Retirement. A pro-rated portion of the Awarded RSUs will vest if employment with the Company and its Subsidiaries is terminated prior to the end of the Plan Period due to death, Disability, Retirement or other reason approved by the Committee. The pro-rated portion shall be determined by multiplying the Awarded RSUs by a fraction, the numerator of which is the number of days of full employment by the Company or a Subsidiary during such Plan Period and the denominator of which is the number of total days in the Plan Period. Settlement of such a pro-rated Awarded RSUs will be made on or before March 30 in the calendar year that begins immediately after the end of the Plan Period; provided that if Participant’s employment is terminated prior to the end of the Plan Period due to death, settlement of the pro-rated Awarded RSUs will be made as soon as administratively practicable following such death and in no event later than 2 1/2 months after the end of the calendar year of death. The remaining portion of any Awarded RSUs will be canceled and forfeited.
(d)Change of Control. The effect of a Change in Control upon the Awarded RSUs granted hereunder shall be determined in accordance with Article 17 of the Plan. In the event no Substitute Award is provided to Participant upon a Change in Control, then the Awarded RSUs shall be fully vested upon the Change in Control in accordance with Article 17 of the Plan. If, prior to the end of the applicable Plan Period, Participant has a Qualifying Termination during a Change in Control Protection Period, the Awarded RSUs or, if provided, the Substitute Award, to the extent not vested shall be fully vested upon such termination. Settlement of such Awarded RSUs shall be made within 60 days following the date of the Change in Control or termination of employment, as applicable (or within such other time period

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as may be required under Section 409A of the Code, if the award constitutes “deferred compensation” under that Code Section).
(e)Severance Plan Controls if Better. Notwithstanding anything to the contrary contained herein, the vesting and settlement timing of Awarded RSUs shall be as provided under the Company’s Amended and Restated Executive Severance Plan (the “Severance Plan”) if the Participant is a participant therein, or other written agreement between the Participant and the Company which has been approved by the Committee, if such rights are more favorable to Participant than the vesting and settlement terms described above. Notwithstanding the preceding sentence, if, following the date of this Agreement, Participant becomes first eligible for the Severance Plan or reaches another agreement that is more favorable than the terms of this Agreement, the Severance Plan or such other agreement will not apply to accelerate or delay the time of payment of this Award if such would be impermissible under Section 409A of the Code, but vesting or computation of the amounts to be paid shall be governed by the most favorable of such plans and agreements.
(f)Release. The receipt by the Participant of any payments or benefits under Sections 3(c) or 3(d) is further subject to the Participant, or Participant’s heirs or successor(s), as applicable, executing, delivering and not revoking a release of claims in form and substance acceptable to the Company acting reasonably within forty-five (45) days following termination, or all rights to payment or receipt of benefits hereunder lapse.
4.Change in Common Stock or Corporate Structure. Upon any stock dividend, stock split, combination or exchange of shares of common stock, recapitalization or other change in the capital structure of the Company, corporate separation or division (including, but not limited to, split-up, spin-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets, rights offering, merger, consolidation, reorganization or partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing, the number of Awarded RSUs granted hereunder shall be equitably and appropriately adjusted in accordance with the provisions of the Plan, and the securities subject to the Awarded RSUs shall be equitably and appropriately substituted for new securities or other consideration, as determined by the Committee in accordance with the provisions of the Plan. Any such adjustment made by the Committee shall be conclusive and binding upon the Participant, the Company and all other interested persons.
5.Designation of Beneficiaries. On a form provided to the Company, Participant may designate a beneficiary or beneficiaries to receive, in the event of Participant’s death, all or part of any amounts to be distributed to Participant under this Agreement.
6.Book-Entry; Stock Certificates. Upon settlement of Participant’s Awarded RSUs (and subject to payment by Participant of all applicable withholding taxes pursuant to Section 13), the Company shall cause the transfer agent of the Company’s common stock to register the appropriate number of shares in book-entry form in the name of Participant (or in its discretion, issue to the Participant a stock certificate). All shares issued pursuant to settled Awarded RSUs issued under this Agreement shall be fully paid and non-assessable.
7.Voting, Dividends. Participant shall have no rights as a stockholder (including no rights to vote or receive dividends or distributions) with respect to any Awarded RSUs unless and until Participant becomes a holder of the Company common stock received upon the settlement of such Awarded RSUs in accordance with the terms and conditions of the Agreement and the Plan. Notwithstanding the foregoing, Participant will be entitled to receive dividend equivalents with respect to the Awarded RSUs as provided in this Section 7. Upon an ordinary cash dividend on the shares of common stock of the Company the record date of which is prior to

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the settlement or forfeiture of any Awarded RSUs, the Company shall allocate for Participant an amount equal to the amount of such ordinary cash dividend multiplied by the number of Awarded RSUs. The Company shall pay to Participant any such amounts only upon the vesting and settlement of the corresponding Awarded RSUs, and any rights to receive such amounts shall be forfeited upon the forfeiture of the corresponding Awarded RSUs.
8.Data Privacy. Participant hereby acknowledges that to perform its obligations under this Agreement and the Plan, the Company and its Subsidiaries may process sensitive personal data about Participant. Such data may include but is not limited to the information provided above, and any changes thereto, and other appropriate personal and financial data about Participant. Participant hereby gives explicit consent to the Company to process any such personal data. The legal persons for whom such personal data are intended are the Company, its Subsidiaries and any of their representatives, including transfer agents or other consultants or service providers. Participant has been informed of his/her right of access and correction to his/her personal data by applying to the Company’s director of human resources.
9.Employee Rights. Participant may not assign or transfer his or her rights under this Agreement except as expressly provided under the Plan. The Agreement does not create a contract of employment between Participant and the Company or any of its Subsidiaries, and does not give Participant the right to be retained in the employment of the Company or any of its Subsidiaries; nor does it imply or confer any other employment rights, or confer any ownership, security or other rights to Company assets. The Awarded RSUs are solely within the discretion of the Company, are not intended to constitute a part of Participant’s wages, ongoing or otherwise, and no inference should be drawn or permitted that the grant herein suggests Participant will receive any subsequent grants. If any subsequent grant is in fact made, it shall be in the sole discretion of the Company and the Company is under no obligation to make any future grant or to consider making any future grant. The value of the Awarded RSUs (either on the date of the award or at the time of vesting) shall not be included as compensation or earnings for purposes of any other benefit plan offered by the Company.
10.Recoupment. The Awarded RSUs and the underlying shares shall be subject to recovery or recoupment by the Company under and in accordance with the provisions of the Company’s Incentive Compensation Recoupment Policy and any other Company compensation recovery policies or agreements applicable to the Participant from time to time.
11.Delaware Law. This Agreement and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, and any applicable federal law. The invalidity or illegality of any provision herein shall not be deemed to affect the validity of any other provision.
12.Section 409A. Participant acknowledges that Participant’s receipt of certain benefits under this Agreement may be subject to Section 409A of the Code. If the Company determines that the Participant is a “specified employee” (as defined under Section 409A) at the time of termination of employment, then, payment shall be delayed until six months and one day following termination of employment if the Company determines that such delayed payment is required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. In addition, to the extent that Participant’s benefits under this Agreement are payable upon a termination of employment and are subject to Section 409A, a “termination of employment” shall be interpreted to mean a “separation from service” which qualifies as a permitted payment event under Section 409A of the Code.
13.Withholding. The Company and its Subsidiaries shall have the right to deduct or withhold from any payments of any kind due to the recipient hereunder, or to otherwise require payment by the recipient, of the amount of any federal, state or local taxes required by law or

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regulation to be withheld with respect to the amounts earned under this Agreement. In addition, unless otherwise specified, permitted or approved by the Company, and subject to and in accordance with the provisions of the Plan, the Participant shall satisfy the withholding requirement with respect to the Awarded RSUs by authorizing and directing the Company to withhold shares of common stock of the Company having a fair market value equal to no less than the minimum required statutory and no more than the total tax withholding amount which could be imposed thereupon Participant with respect thereto, in accordance with such procedures as the Company provides. The Company is not responsible for any tax consequences to Participant relating to this Agreement. Participant alone is responsible for these tax obligations, and hereby agrees to indemnify the Company from any loss or liability it suffers as a result of the failure by Participant to pay such tax obligations.
14.Entire Agreement; Interpretation; Amendment. The Plan and this Agreement together constitute the entire agreement between the Company and Participant pertaining to the subject matter hereof, supersede all prior or contemporaneous written or verbal agreements and understandings between the parties in connection therewith, and shall not be modified or amended except by written instrument duly signed by the parties. No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default. The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provision. The Committee shall have the sole and complete authority and discretion to decide any questions concerning the application, interpretation or scope of any of the terms and conditions of this Agreement, and its decisions shall be binding and conclusive upon all interested parties. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.
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IN WITNESS WHEREOF, the parties hereto have duly executed this RSUs Award Agreement as of the date first above written. The Participant also hereby acknowledges receipt of a copy of the Plan.

Participant’s Signature Participant’s Printed Name

CENTURY ALUMINUM COMPANY By: Name: John DeZee Title: Executive VP, General Counsel & Secretary